Exhibit 23.1

Deloitte & Touche LLP
1015 Second Avenue Suite 500 Seattle, WA 98104
www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated November 18, 2022 relating to the financial statements of Washington Federal, Inc. and the effectiveness of Washington Federal Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Washington Federal, Inc. for the year ended September 30, 2022. We also consent to the reference to us under the heading of “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington

February 28, 2023